Exhibit 10.9

MARIADB PLC

2022 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

(Global)

MariaDB plc (the “Company”) hereby grants to you under its 2022 Equity Incentive Plan (the “Plan”) a stock option (the “Option”) to purchase the Company’s Ordinary Shares (the “Shares”) as set forth below. The Option is subject to all the terms and conditions set forth in the Plan, this Stock Option Grant Notice (Global) (this “Option Notice”), the attached Stock Option Agreement (Global), including any additional terms and conditions for your country as set forth in the appendix thereto (the “Option Agreement”), all of which are incorporated into this Option Notice in their entirety. Capitalized terms not defined in this Option Notice but defined in the Plan have the same definitions as in the Plan.

Participant:

Grant Date:

Total Number of Shares Subject to Option:

Vesting Commencement Date:

Exercise Price per Share:

Total Exercise Price:

Option Expiration Date (subject to earlier termination as set forth in the Plan and the Option Agreement):

Type of Option:	☐ Nonqualified Stock Option ☐ Incentive Stock Option (See Sections 3 and 4 of the Option Agreement)

Vesting and Exercisability Schedule (subject to continued Service with the Company or a Related Company through an applicable vesting date):	[The Option will vest as follows: [ vesting schedule]]

Additional Terms/Acknowledgement: By accepting this Award, you acknowledge receipt of, and understand and agree to, this Option Notice, the Option Agreement and the terms and conditions of the Plan. You further acknowledge that as of the Grant Date, this Option Notice, the Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral communications and written agreements on the subject, with the exception of any severance, change of control or other written plan or policy, or any written agreement between the Company and you, that contains terms specifically applicable to the Option. By accepting the Option, you consent to receive the documents related to the Plan by electronic delivery and to participate in the Plan though an online or electronic system established and maintained by the Company or another third party designated by the Company. If this Option Notice or the Option Agreement conflicts with the Plan, the Plan will control.

[Signature Page Follows]

MARIADB plc	PARTICIPANT

By:
Its:		Signature

Date:
Address:
Email:

Attachment:

1.	Stock Option Agreement (Global)

MARIADB PLC

2022 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Global)

Pursuant to your Stock Option Grant Notice (Global) (the “Option Notice”) and this Stock Option Agreement (Global), including any special terms and conditions for your country as set forth in the appendix hereto (the “Appendix,” and together with the Option Notice and the Stock Option Agreement (Global), this “Agreement”), MariaDB plc (the “Company”) has granted to you a stock option (the “Option”) under its 2022 Equity Incentive Plan (the “Plan”) to purchase the number of Ordinary Shares indicated in your Option Notice (the “Shares”) at the exercise price indicated in your Option Notice. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option, in addition to those set forth in the Option Notice, the Appendix, and the Plan, are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in the Option Notice. Upon your Termination of Service, as further described in Section 7 of this Agreement, vesting will cease, and the unvested portion of the Option will immediately terminate and will be forfeited for no consideration. The Option may only be exercised as to the vested portion.

2. Compliance with Applicable Law.

(a) Notwithstanding any other provision of this Agreement or the Plan, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The Option and the issuance of any Shares thereunder also must comply with all other Applicable Law and regulations governing the Option and the Shares issuable thereunder, including any U.S. and non-U.S. state, federal and local Applicable Law, and you will not receive Shares if the Company determines that such receipt would not be in material compliance with such Applicable Law.

(b) Notwithstanding any other provision of this Agreement, the Option Notice or the Plan, no Share will be allotted or issued pursuant to the grant, exercise or vesting of an Award (including under any cashless exercise provisions of this Agreement or the Plan), unless such Share is fully paid-up in cash on issuance to at least its nominal value and in a manner which does not contravene section 82 (financial assistance for acquisition of shares) or any other provision of the Companies Act, and all Awards will be deemed to incorporate such a term. A “cashless exercise provision” is one that entitles a holder of an Award to elect to receive a reduced number of Shares under an Award in (or purportedly in) full, or partial, satisfaction of the relevant exercise price; for the avoidance of doubt, the nominal value of a Share may not be satisfied in this manner, and must, in all circumstances, be paid-up in cash.

(c) The Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission or any state or foreign securities commission (or maintain any such registration or qualification if made) or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares will relieve the Company of any liability in respect of the failure to issue or sell the Shares as to which such requisite authority is not obtained. Further, you agree that the Company will have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

(d) You agree that you will not sell or distribute all or any part of the Shares that you may receive pursuant to the exercise of the Option unless such sale complies with all Applicable Law, including, but not limited to, U.S. and non-U.S. securities, exchange control, insider trading and market abuse laws. Any such sale also must comply with the Company’s insider trading policy.

3. Incentive Stock Option Qualification. If designated in your Option Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under U.S. federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such. If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the Ordinary Shares subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the U.S. Internal Revenue Service (the “IRS”) changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. If you are a U.S. taxpayer, you may be subject to the U.S. alternative minimum tax at the time of exercise of an Incentive Stock Option.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain U.S. tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. By accepting the Option, provided you are a U.S. taxpayer, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of whole Shares for which you are exercising the Option, and by completing such other documents and procedures as may be required by the Company for exercise of the Option. The notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing and, if applicable, full payment or proof of other satisfaction of Tax-Related Items (as defined below). You may make this payment, subject to Applicable Law, in any one or combination of the following:

(a) by cash or cash equivalent acceptable to the Company, including check, wire transfer, or ACH payment;

(b) if permitted by the Plan Administrator for Nonqualified Stock Options, and to the extent and in the manner permitted by Applicable Law, by having the Company withhold Ordinary Shares that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the payment owed to the Company; provided that, on issuance, payment in cash is made in an amount at least equal to the nominal value of the aggregate number of Ordinary Shares the subject of the notice of exercise in a manner that does not contravene section 82 (financial assistance for acquisition of shares) or any other provision of the Companies Act;

(c) if permitted by the Plan Administrator and to the extent permitted by Applicable Law, by using Ordinary Shares you already own that have an aggregate Fair Market Value on the date of exercise equal to the payment owed to the Company;

(d) if the Ordinary Shares are registered under the Exchange Act and to the extent permitted by Applicable Law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or

(e) by any other method permitted by the Plan Administrator, to the extent permitted under Applicable Law.

Your exercise will not be deemed complete until the Company has verified that each of these obligations has been satisfied.

6. Restrictive Legends. The Shares issued pursuant to exercise of the Option will be endorsed with appropriate legends, if any, determined by the Company.

7. Termination of Employment or Service Relationship.

(a) The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You (and your successors, heirs, assigns, or personal representatives) will have no further rights, and the Company will have no further obligations to you, with respect to such unvested, terminated Option.

(b) You may exercise the vested portion of the Option as follows:

(i) General Rule. You must exercise the vested portion of the Option on or before the earlier of (x) three months after your Termination of Service and (y) the Option Expiration Date;

(ii) Disability. In the event of your Termination of Service due to Disability, you must exercise the vested portion of the Option on or before the earlier of (x) 12 months after your Termination of Service and (y) the Option Expiration Date;

(iii) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (x) 12 months after your Termination of Service and (y) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (A) 12 months after the date of death and (B) the Option Expiration Date;

(iv) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Plan Administrator; and

(v) Change of Control. If, during any of the foregoing periods, the Company undergoes a Change of Control and the successor or acquiring entity (or its parent) refuses to assume, continue, replace or substitute an equivalent award for the Option, until the closing of the Change of Control.

(c) The Option must be exercised within three months after termination of employment for reasons other than death or disability and 12 months after termination of employment due to disability to qualify for the beneficial tax treatment afforded Incentive Stock Options. For purposes of the preceding, “disability” has the meaning attributed to that term for purposes of Section 422 of the Code.

(d) For purposes of this Agreement, your “Termination of Service” will be considered to occur as of the date you are no longer actively providing services to the Company or, if different, the Related Company that employs you or for which you otherwise provide services (the “Service Recipient”), regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any. Unless otherwise determined by the Company, (i) your right to vest in the Option, if any, will cease as of the date of your Termination of Service, and (ii) your right to exercise the Option after Termination of Service, if any, will be measured from this date, and such date will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment law or other Applicable Law in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any).

It is solely your responsibility to be aware of the date the Option terminates and is no longer exercisable following your Termination of Service. The Company has no obligation to notify you of such date.

8. Limited Transferability of the Option. During your lifetime, only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by the Plan and Section 422 of the Code with respect to Incentive Stock Options, the Plan Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Plan Administrator.

9. Withholding Taxes; No Obligation to Minimize Taxes.

(a) Regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld, if any, by the Company or the Service Recipient. If you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient, as applicable, to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) requiring you to make a payment in a form acceptable to the Company;

(ii) withholding from your wages or other cash compensation paid to you by the Company and/or the Service Recipient in accordance with Applicable Law;

(iii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);

(iv) subject to Applicable Law, withholding Shares to be issued upon exercise of the Option; or

(v) any other method of withholding determined by the Company and permitted by Applicable Law.

(c) The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you are deemed to have been issued the full number of Shares for which the Option was exercised, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Service Recipient, as applicable, any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(e) You acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, or exercise of the Option, or the subsequent sale of Shares acquired pursuant to such exercise, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You agree and acknowledge that the Plan Administrator, the Company, any Related Company, and their respective boards of directors, officers, employees, and agents will not be held liable for any applicable costs, taxes, or penalties associated with this Option. By executing the Option Notice, you agree that you will be deemed to have waived any claims against the Company with respect to any tax consequences related to the Option.

10. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute any employment or service contract with the Company or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other service relationship with, the Company, the Service Recipient, or any other Related Company, as applicable, or limit in any way the right of the Company, the Service Recipient, or of any other Related Company, as applicable, to terminate your employment or other service relationship at any time, with or without cause.

11. No Right to Damages. You will have no right to bring a claim or to receive damages of any nature if you are required to exercise the vested portion of the Option within the applicable time period set forth in this Agreement following your Termination of Service or if any portion of the Option is cancelled or expires unexercised upon a Termination of Service. The loss of existing or potential profit or other rights or benefits in the Option will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company, the Service Recipient, or any other Related Company to you.

12. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will, nevertheless, be binding and enforceable.

13. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

14. Section 409A Compliance (Applicable Only to U.S. Taxpayers). The Company intends that the Option will be exempt from, or comply with, the requirements of Section 409A of the Code, including any applicable regulations and guidance issued thereunder, and this Agreement and the Plan will be interpreted, operated, and administered in a manner consistent with this intention. Notwithstanding any other provision in this Agreement or the Plan, if you are a U.S. taxpayer, the Plan Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Company makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option. There is no guarantee that the IRS will agree with any determination by the Plan Administrator as to the Fair Market Value of a Share on the Grant Date.

15. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16. Nature of Grant. By entering this Agreement and accepting the grant of the Option, you acknowledge, understand, and agree that:

(a) your participation in the Plan will be subject at all times to the terms of the Plan and this Agreement, as may be amended from time to time (including but not limited to any clawback provisions);

(b) you are voluntarily participating in the Plan;

(c) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(d) the grant of the Option is discretionary, exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of stock options or other awards, or benefits in lieu of stock options or other awards, even if stock options or other awards have been granted in the past;

(e) all decisions with respect to any future grants of stock option or other awards, if any, will be at the sole discretion of the Plan Administrator;

(f) the Plan and any and all related Grant Notices and Agreements do not form part of your terms and conditions of employment or service relationship with the Company or a Related Company (either expressly or impliedly by custom and practice or otherwise), and further, your participation in the Plan does not change or alter the nature or terms of your employment or service relationship with the

Company or a Related Company (including, but without limitation, your remuneration); further, if you are not an employee of the Company or a Related Company, you acknowledge that the Plan does not create, or contribute towards the creation of, an employment relationship between you and the Company or any Related Company;

(g) the value of the Option is an extraordinary item of compensation that is outside the scope of your employment or other service contracts, if any;

(h) the Option and the Shares subject to the Option, or acquired thereunder, and the income from and the value of the same, are not intended to replace any pension rights or compensation, and rights under the Plan are not pensionable;

(i) the Option and the Shares subject to the Option, or acquired thereunder, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any benefits, severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, holiday top-up, pension or retirement or welfare benefits, or similar mandatory payments;

(j) except as otherwise provided in this Agreement, your entitlement to participate in the Plan will cease upon your Termination of Service howsoever arising (whether lawfully, unlawfully, or in breach of contract);

(k) unless otherwise agreed with the Company in writing, the Option and the Shares subject to the Option or acquired thereunder, and the income from and the value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or a Related Company;

(l) no claim or entitlement to compensation or damages will arise from forfeiture of the Option or loss of any rights or benefits under the Plan (including any rights or benefits which you would not have lost had your employment or service not terminated) resulting from (a) your Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or providing Service or the terms of your employment or service agreement, if any), or (b) the application of Section 6(j) of the Plan or any compensation recovery or clawback policies adopted by the Company. You hereby acknowledge that you will not be entitled to, and you hereby waive, any right or claim (legal or otherwise) to compensation or damages as against the Company or Related Company for the loss of any rights or benefits under the Plan, or any replacement or successor plan;

(m) the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty;

(n) if the Shares subject to the Option do not increase in value after the Grant Date, the Option will have no value;

(o) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease, even below the exercise price;

(p) in the event that you are not a direct service provider to the Company or a Related Company, the grant of the Option will not be interpreted to form (or contribute toward the creation of) an employment or other service relationship with the Company or any Related Company; and

(q) neither the Company, the Service Recipient, nor any other Related Company will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect (i) the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise, or (ii) payments for Tax-Related Items.

17. Data Privacy Information.

(a) Compliance with Applicable Data Protection Laws. In administering the Plan, the Company will comply with any applicable laws that govern or otherwise apply to personal data processed in connection with the Plan, including the General Data Protection Regulation (Regulation (EU) No 2016/679) (the “GDPR”) and the Irish Data Protection Act 2018 (the “DPA”), in each case as amended, supplemented or replaced from time to time.

(b) Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification numbers, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Awards granted under the Plan, or any other entitlement to Ordinary Shares awarded, cancelled, exercised, vested, unvested, or outstanding in your favor (“Data”), for the legitimate purpose of implementing, administering, and managing the Plan. Where required, the legal basis for the collection and processing of Data is set out in the applicable privacy notice.

(c) Stock Plan Administration and Stock Plan Administrator. You understand that the Company may transfer Data to a third-party stock plan administrator/broker (“Stock Plan Administrator”), which assists the Company, presently or in the future, with the implementation, administration and management of the Plan.

(d) International Data Transfers. Neither the Company nor the Stock Plan Administrator will transfer any personal data outside the European Economic Area other than in accordance with the GDPR, including by implementing an appropriate safeguarding mechanism and conducting a transfer risk assessment (if required).

(e) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer, and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. This may mean Data is retained until after your employment or other service relationship ends, plus any additional time periods necessary for compliance with the law, exercise, or defense of legal rights, archiving, back-up, and deletion purposes.

(f) Voluntariness and Consequences of Participation. Participation in the Plan is voluntary and you understand that you may request to stop the transfer and processing of the Data for purposes of your participation in the Plan and that your employment or other service relationship with the Company or the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow you to participate in the Plan. You understand that the Data will still be processed in relation to your employment or other service relationship for record-keeping purposes.

(g) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data that the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarifications regarding these rights or to exercise these rights, you can contact the Company’s Human Resources Department or, if appointed, the Company’s data privacy officer.

(h) Information Notice. Before you become a participant in the Plan, the Company (or the Stock Plan Administrator on its behalf) will make available to you a privacy notice, which provides information in relation to the processing of personal data in connection with the Plan and complies with the transparency requirements of the GDPR and the DPA and/or other applicable laws.

(i) Acknowledgement of Receipt of Transparency Notice. It will be a term and condition of participation in the Plan that you acknowledge receipt of the information provided in accordance with this Section 17(i) and that you have understood the privacy notice provided to you.

18. No Shareholder Rights. Neither you, nor any person entitled to exercise your rights under the Option in the event of your death, will have any of the rights or privileges of a shareholder of the Company, including, without limitation, voting rights and rights to dividends, with respect to the Shares subject to the Option unless and until the date the Shares subject to the Option have been issued and recorded as issued in the records of the Company and those of its transfer agents or registrars.

19. No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations or representations regarding your participation in the Plan, or your acquisition or sale of Shares subject to the Option. You understand and agree that you should consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan. Prior to executing the Option Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Option in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

20. Recovery of Compensation. In accordance with Section 6(j) of the Plan, the Option is subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies or clawback provisions in your terms of employment, as applicable, adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies and clawback provisions in your terms of employment, as applicable, or otherwise as may be adopted from time to time by the Company, all to the extent determined by the Plan Administrator in its discretion to be applicable to you and/or required by Applicable Law.

21. Language. You acknowledge and represent that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

22. Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, your country, your broker’s country and/or the country where Shares are listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell, or otherwise dispose of, Shares or rights to Shares (e.g., the Option) under the Plan or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or to trade in Shares or to trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party, and (b) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. It is your responsibility to comply with any applicable restrictions and you are advised to speak to your personal advisor on this matter.

23. Foreign Asset/Account Reporting Requirements and Exchange Controls. You acknowledge that your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold the Shares or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets, or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you are advised to consult your personal legal advisor for any details.

24. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Successors and Assigns. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Plan Administrator. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your estate, executor, any receiver or trustee in bankruptcy, and any representative of your creditors, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

26. Notices. Any notice, demand, or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when submitted via the Admin Portal, when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail (or comparable non-U.S. postal service) as certified or registered mail with postage prepaid, addressed to the party to be notified at the party’s address on record with the Plan Administrator. Notice to the Company will be provided to its corporate headquarters.

27. Restrictions. In the event the Shares are no longer to be registered with the U.S. Securities and Exchange Commission (as determined by the Plan Administrator), any Shares acquired upon exercise of the Option will be subject to such terms and conditions as the Plan Administrator will determine, including, without limitation, restrictions on transferability, repurchase or redemption rights, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be in addition to those contained in the Plan and may, as determined by the Plan Administrator, be contained in a shareholders’ agreement or in such other agreement as the Plan Administrator will determine, in each case in a form determined by the Plan Administrator. The Plan Administrator may condition the issuance of such Shares on your consent to such terms and conditions and your entering into such agreement or agreements.

28. Counterparts. The Option Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

29. Appendix for Non-U.S. Participants. Notwithstanding any provision in this Agreement, the Option granted under the Plan will be subject to any additional terms and conditions for your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

APPENDIX

TO

MARIADB PLC

2022 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan and/or the Stock Option Agreement (Global) to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you reside and/or work in one of the countries listed below.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the Company will, in its discretion, determine the extent to which the special terms and conditions contained herein apply to you.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you exercise the Option or sell the Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the Applicable Law in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you currently reside and/or work, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the notifications contained herein may not apply to you in the same manner.

IRELAND

Terms and Conditions

The following provisions apply to residents of Ireland.

1.	Termination of Employment or Service Relationship.

The following provision replace replaces Section 7(d) of the Stock Option Agreement:

For purposes of this Agreement, your “Termination of Service” will be considered to occur (i) where employed by either the Company or a Related Company, as of the date the written notice of the termination of your employment expires or in circumstances where you are paid in lieu of your notice period, then the date from which payment in lieu of notice is made (which is usually the date of the written notice of the termination of your employment), or, (ii) if an independent contractor, the date on which the agreement for the supply of services between you and the Company or Related Company (the “Service Recipient”) is terminated in accordance with the service agreement, regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Law, or the terms and conditions of your employment or service agreement, if any, in the jurisdiction where you are employed or otherwise rendering services. Unless otherwise determined by the Company, (x) your right to vest in any unvested Option, if any, will cease as of the date of your Termination of Service, and (x) your right to exercise any vested Option after Termination of Service, if any, will be measured from this date in accordance with this Section 7.